EXHIBIT 2a.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, Taiwan Semiconductor Manufacturing Company Limited (“TSMC”, the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value NT$10.00 each*	TSM	The New York Stock Exchange, Inc.
American Depositary Shares, each representing five (5) Common Shares	TSM	The New York Stock Exchange, Inc.
Guaranteed Notes due 2026	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2031	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2041	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2051	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2027	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2029	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2032	N/A	Singapore Exchange Securities Trading Limited
Guaranteed Notes due 2052	N/A	Singapore Exchange Securities Trading Limited

*

Not for trading and registered only in connection with the registration of the American Depositary Shares (“ADS”) representing such common shares, pursuant to the requirement of the U.S. Securities and Exchange Commission (the “SEC”).

Capitalized terms used but not defined herein have the meanings given to them in TSMC’s annual report on Form 20-F for the fiscal year ended December 31, 2022 (the “2022 Form 20-F”). Section headings referenced herein are to those set forth in the 2022 Form 20-F.

A. Description of Common Shares

The following description of our common shares is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to our Articles of Incorporation, the R.O.C. Company Act, the R.O.C. Securities and Exchange Law and the regulations promulgated thereunder, each as amended from time to time. See also “Item 10. Additional Information – Description of Common Shares”.

Title and Class

Our authorized share capital is NT$280,500,000,000, divided into 28,050,000,000 common shares (par value NT$10.00 each). See “Item 10. Additional Information – Description of Common Shares – General”.

Dividend Rights

See “Item 10. Additional Information – Description of Common Shares – Dividends and Distributions”.

Redemption of Shares

See “Item 10. Additional Information – Description of Common Shares – Acquisition of Common Shares by Us”.

Voting Rights

See “Item 10. Additional Information – Description of Common Shares – Voting Rights”.

Liquidation Rights

See “Item 10. Additional Information – Description of Common Shares – Liquidation Rights”.

Preemption Rights

See “Item 10. Additional Information – Description of Common Shares – Preemptive Rights and Issues of Additional Common Shares”.

Limitations on the Rights to Own Shares

See “Item 10. Additional Information – Foreign Investment in the R.O.C.”.

Provisions Affecting Any Change of Control

See “Item 10. Additional Information – Description of Common Shares – Other Rights of Shareholders” relating to appraisal rights under the R.O.C. Company Act and other shareholder rights.

Transfer Restrictions

See “Item 10. Additional Information – Description of Common Shares – Transaction Restrictions”.

Amendments to Shareholder Rights

See “Item 10. Additional Information – Description of Common Shares – Voting Rights”.

B. Description of the ADSs

The following description of our ADSs is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to our registration statement on Form F-6, filed with the SEC on November 16, 2007, including any exhibits thereto. In the following description, references to “you” are to the person registered with the Depositary (as defined below).

General

We have appointed Citibank, N.A. (the “Depositary”) as the depositary bank for our ADSs pursuant to the Deposit Agreement, entered into among us, the Depositary and the holders and owners of beneficial interests in our ADSs (the “Deposit Agreement’). The Depositary’s offices are located at 388 Greenwich Street, 4th Floor, New York, New York 10013. The Depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. Taipei Branch, located at 9F, No. 16, Nanking E. Road, Section 4, Taipei, Taiwan, R.O.C.

Each ADS represents ownership of five common shares on deposit with the custodian. The ADSs are normally evidenced by certificates that are commonly known as American Depositary Receipts (“ADRs”). If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. As a holder of ADSs, you appoint the Depositary to act on your behalf in certain circumstances.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs or will own ADSs at the relevant time.

Voting Rights and Procedures

See “Item 10. Additional Information – Voting of Deposited Securities”.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations, legal limitations and the terms of the Deposit Agreement. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash. Whenever we make a cash distribution for the securities on deposit with the custodian, the Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders subject to any restrictions imposed by applicable laws and regulations.

The conversion into U.S. dollars will take place only if practicable and only if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of Shares. Subject to applicable laws, whenever we declare a dividend in or make a free distribution of common shares for the securities on deposit with the custodian, the Depositary may, and will upon our request, distribute to holders new ADSs representing the common shares deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution. If additional ADSs are not distributed, the ADS-to-common share ratio will be modified subject to applicable R.O.C. law, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited.

The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs or modification of the ADS-to-common share ratio will be made if it would violate a law (i.e., U.S. securities laws). If the Depositary does not distribute new ADSs or modify the ADS-to-common share ratio as described above, it is expected to use its best efforts to sell the common shares received and would distribute the proceeds of the sales as in the case of a distribution in cash.

Distributions of Rights. Subject to applicable laws, whenever we distribute rights to purchase additional common shares, we will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The Depositary will establish procedures to distribute rights to purchase additional ADSs to holders if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (including opinions to address the legality of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

In circumstances in which rights would not otherwise be distributed, if you request the distribution of warrants or other instruments in order to exercise the rights allocable to your ADSs, the Depositary will make such rights available to you as allowed by applicable law upon written notice from us. Our notice to the Depositary must indicate that:

•	we have elected in our sole discretion to permit the rights to be exercised; and

•	you have executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

The Depositary may sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be allocated to the account of the holders otherwise entitled to the rights. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions. Subject to applicable laws, whenever we distribute property other than cash, common shares or rights in respect of the deposited securities, the Depositary will determine whether such distribution to holders is feasible. If it is feasible to distribute such property to you, the Depositary will distribute the property to the holders in a manner it deems practicable. If the Depositary considers such distribution not to be feasible, it may sell all or a portion of the property received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash.

Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Transmittal of Notices, Reports and Communications

The Depositary will make available for inspection by holders at its principal office any reports and communications received from us which are both (a) received by the Depositary as representative of the holder of record of the deposited securities, and (b) made generally available to the holders of such deposited securities by us. The Depositary will also promptly provide or make available to the holders copies of such reports and communications when furnished by us pursuant to the Deposit Agreement. In addition, we are subject to the periodic reporting requirements of the Exchange Act and, accordingly, file certain reports with the SEC. Such reports and documents can be retrieved from the SEC’s website (www.sec.gov).

Issuance of ADSs upon Deposit of Common Shares

Under current R.O.C. law, no deposit of common shares may be made into the depositary facility, and no ADSs may be issued against such deposits, without specific approval by the R.O.C. Financial Supervisory Commission, except in connection with (i) dividends on or free distributions of common shares, (ii) the exercise by holders of existing ADSs of their pre-emptive rights in connection with rights offerings or (iii) if permitted under the Deposit Agreement and the custodian agreement, the deposit of common shares purchased by any person directly or through the Depositary on the Taiwan Stock Exchange or the Taipei Exchange (formerly the Gre Tai Securities Market) (as applicable) or held by such person for deposit in the depositary facility; provided that the total number of ADSs outstanding after an issuance described in clause (iii) above does not exceed the number of issued ADSs previously approved by the R.O.C. Financial Supervisory Commission (plus any ADSs created pursuant to clauses (i) and (ii) above) and subject to any adjustment in the number of common shares represented by each ADS. Under current R.O.C. law, issuances under clause (iii) above will be permitted only to the extent that previously issued ADSs have been cancelled and the underlying shares have been withdrawn from the ADR facility. The Depositary will refuse to accept common shares for deposit pursuant to clause (iii) unless it receives satisfactory legal opinions as described in the Deposit Agreement. In addition, the Depositary may, or if so directed by us, will, refuse to accept common shares for deposit whenever we have notified the Depositary that (i) there are outstanding common shares with rights, including rights to dividends, that are different from the common shares held by the Depositary, (ii) we have restricted the transfer of these common shares to comply with delivery, transfer or ownership restrictions referred to in the Deposit Agreement or under applicable law or otherwise or (iii) we have otherwise restricted the deposit of common shares pursuant to the Deposit Agreement.

The Depositary may create ADSs on your behalf if you or your broker deposits common shares with the custodian and meets the foregoing requirements. The Depositary will deliver these ADSs to the person you indicate only after you pay any applicable fees, charges and taxes payable for the transfer of the common shares to and the issuance and delivery of the ADSs by the Depositary or custodian.

The issuance of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The Depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the Depositary. As such, you will be deemed to represent and warrant that:

•	the common shares are duly and validly authorized, issued and outstanding, fully paid and non-assessable and free of any preemptive rights;

•	you are duly authorized to deposit the common shares; and

•	the common shares are not restricted securities and your deposit of common shares is not restricted by United States federal securities laws and does not violate the Deposit Agreement.

If any of the representations or warranties are incorrect in any way, we and the Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such common shares, or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The Depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the Depositary may not lawfully distribute such property to you, the Depositary may sell such property and distribute the net proceeds to you in cash.

Amendments and Termination

We may agree with the Depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the Deposit Agreement (except in very limited circumstances enumerated in the Deposit Agreement).

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except to comply with applicable law).

We have the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to the holders at least 60 days before termination.

Upon termination, the following will occur under the Deposit Agreement:

•

for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the common shares represented by your ADSs and the delivery of all other property held by the Depositary in respect of those common shares on the same terms as prior to the termination. During this six-month period, the Depositary will continue to collect all distributions received on the common shares on deposit (i.e., dividends) but will not distribute any property to you until you request the cancellation of your ADSs; and

•

after the expiration of the six-month period, the Depositary may sell the securities held on deposit. The Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Rights to Inspect the Books of the Depositary and the List of Holders

The Depositary will maintain ADS holder records at its depositary office. You may inspect such records at that office during regular business hours, but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the ADSs and the Deposit Agreement.

The Depositary will maintain in The City of New York facilities to record and process the execution and delivery, registration, registration of transfers and surrender of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Withdrawal of Common Shares Upon Cancellation of ADSs

You may withdraw and hold the common shares represented by your ADSs unless you are a citizen of the PRC, or an entity organized under the laws of the PRC or request the Depositary to sell the common shares represented by your ADSs. If you are a non-R.O.C. person and elect to withdraw common shares and hold the withdrawn common shares, you will be required to appoint a tax guarantor as well as an agent and a custodian in the R.O.C.

In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

If you hold any ADSs registered in your name, the Depositary may ask you to provide proof of citizenship, residence, tax payer status, exchange control approval, payment of taxes and other governmental charges, compliance with applicable laws and regulations and certain other documents as the Depositary may deem appropriate before it will effect any withdrawal of the common shares represented by such ADS. The withdrawal of the common shares represented by your ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. If the common shares are withdrawn to or for the account of any person other than the person receiving the proceeds from the sale of ADSs, such evidence may include the disclosure of:

•	your name;

•	the name and nationality (and the identity number, if such person is an R.O.C. citizen) of any person in whose name the common shares you are withdrawing will be registered;

•	the number of common shares such person will receive upon such withdrawal;

•	the aggregate number of common shares such person has received upon all withdrawals since the establishment of the depositary facility; and

•	any other information that we or the Depositary may deem necessary or desirable to comply with any R.O.C. disclosure or reporting requirements.

The Depositary will only accept ADSs for cancellation that represent a whole number of common shares on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of common shares the Depositary will either return the number of ADSs representing any remaining fractional common shares or sell the common shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash.

You will have the right to withdraw the securities represented by your ADSs at any time subject to the requirements listed above and:

•

temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting, a payment of dividends or rights offering;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Pre-Release Transactions

The Depositary may, to the extent permitted by applicable laws and regulations, issue ADSs before receiving a deposit of common shares. These transactions are commonly referred to as “pre-release transactions”. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The Depositary may retain the compensation received from the pre-release transactions.

Limitations on Obligations and Liabilities

The Deposit Agreement is governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the R.O.C., which may be different from the laws in the United States. The Deposit Agreement limits our obligations and the Depositary’s obligations to you. Please note the following:

•	We and the Depositary are obligated only to take the actions specifically stated in the depositary agreement without negligence and in good faith.

•

The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•	The Depositary disclaims any liability to monitor or enforce our obligations under the Deposit Agreement, including our obligation to replace the certificate of payment in respect of common shares.

•	We and the Depositary will not be obligated to perform any act that is not set forth in the Deposit Agreement.

•

We and the Depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Incorporation, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

•

We and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of common shares but is not, under the terms of the Deposit Agreement, made available to that holder.

•	We and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

C. Description of the Guaranteed Notes due 2026, the Guaranteed Notes due 2031, the Guaranteed Notes due 2041, the Guaranteed Notes due 2051, the Guaranteed Notes due 2027, the Guaranteed Notes due 2029, the Guaranteed Notes due 2032 and the Guaranteed Notes due 2052

The 1.750% notes due 2026 (the “Guaranteed Notes due 2026”), the 2.500% notes due 2031 (the “Guaranteed Notes due 2031”), the 3.125% notes due 2041 (the “Guaranteed Notes due 2041”), the 3.250% notes due 2051 (the “Guaranteed Notes due 2051”), the 3.875% notes due 2027 (the “Guaranteed Notes due 2027”), the 4.125% notes due 2029 (the “Guaranteed Notes due 2029”), the 4.250% notes due 2032 (the “Guaranteed Notes due 2032”), and the 4.500% notes due 2052 (the “Guaranteed Notes due 2052”, and, together with the Guaranteed Notes due 2026, the Guaranteed Notes due 2031, the Guaranteed Notes due 2041, the Guaranteed Notes due 2051, the Guaranteed Notes due 2027, the Guaranteed Notes due 2029 and the Guaranteed Notes due 2032, the “Notes”) are issued by TSMC Arizona Corporation (the “Issuer”) under an indenture (the “Indenture”), dated as of October 18, 2021, among itself, Taiwan Semiconductor Manufacturing Company Limited, as guarantor (the “Guarantor”) and Citibank, N.A., as trustee (the “Trustee”). The Notes are unconditionally and irrevocably guaranteed (the “Guarantees”) as to payment of principal, interest and premium, if any, by the Guarantor. The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees, does not purport to be complete and is qualified in its entirety by reference to the provisions thereof. Capitalized terms used and not defined herein have the meanings assigned to them in the Indenture, the Notes and the Guarantees, as applicable.

The Notes have the respective maturity dates, interest rates and interest payment dates as specified in the table below.

Notes	Interest Rate	Maturity Date	Interest Accrues From	Interest Payment Date(s)
1.750% Guaranteed Notes due 2026	1.750%	October 25, 2026	October 25, 2021	April 25 and October 25
2.500% Guaranteed Notes due 2031	2.500%	October 25, 2031	October 25, 2021	April 25 and October 25
3.125% Guaranteed Notes due 2041	3.125%	October 25, 2041	October 25, 2021	April 25 and October 25
3.250% Guaranteed Notes due 2051	3.250%	October 25, 2051	October 25, 2021	April 25 and October 25
3.875% Guaranteed Notes due 2027	3.875%	April 22, 2027	April 22, 2022	April 22 and October 22
4.125% Guaranteed Notes due 2029	4.125%	April 22, 2029	April 22, 2022	April 22 and October 22
4.250% Guaranteed Notes due 2032	4.250%	April 22, 2032	April 22, 2022	April 22 and October 22
4.500% Guaranteed Notes due 2052	4.500%	April 22, 2052	April 22, 2022	April 22 and October 22

The Guaranteed Notes due 2026 will mature on October 25, 2026, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2031 will mature on October 25, 2031, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2041 will mature on October 25, 2041, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2051 will mature on October 25, 2051, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2027 will mature on April 22, 2027, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2029 will mature on April 22, 2029, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, the Guaranteed Notes due 2032 will mature on April 22, 2032, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture, and the Guaranteed Notes due 2052 will mature on April 22, 2052, unless redeemed prior to their maturity pursuant to the terms thereof and of the Indenture. The Guaranteed Notes due 2026 bear interest at the rate of 1.750% per annum, the Guaranteed Notes due 2031 bear interest at the rate of 2.500% per annum, the Guaranteed Notes due 2041 bear interest at the rate of 3.125% per annum, and the Guaranteed Notes due 2051 bear interest at the rate of 3.250% per annum, in each case, payable semi-annually in arrears on April 25 and October 25 of each year, beginning on April 25, 2022, to the persons in whose names the Guaranteed Notes due 2026, the Guaranteed Notes due 2031, the Guaranteed Notes due 2041 and the Guaranteed Notes due 2051 are registered at the close of business on the preceding April 10 and October 10, respectively. The Guaranteed Notes due 2027 bear interest at the rate of 3.875% per annum, the Guaranteed Notes due 2029 bear interest at the rate of 4.125% per annum, the Guaranteed Notes due 2032 bear interest at the rate of 4.250% per annum, and the Guaranteed Notes due 2052 bear interest at the rate of 4.500% per annum, in each case, payable semi-annually in arrears on April 22 and October 22 of each year, beginning on October 22, 2022, to the persons in whose names the Guaranteed Notes due 2027, the Guaranteed Notes due 2029, the Guaranteed Notes due 2032 and the Guaranteed Notes due 2052 are registered at the close of business on the preceding April 7 and October 7, respectively. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, or interest on, the Notes is due on a date that is not a New York Business Day, then payment of principal of or interest on the Notes, as the case may be, will be made on the next succeeding New York Business Day and no interest will accrue with respect to such payment for the period from and after such date that is not a New York Business Day to such next succeeding New York Business Day. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

No service charge will be made for any registration of transfer or exchange of the Notes, but the Issuer, the Guarantor, the transfer agent or the registrar may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Guarantor fully, unconditionally and irrevocably guarantee to each holder of a Guaranteed Note due 2026, each holder of a Guaranteed Note due 2031, each holder of a Guaranteed Note due 2041, each holder of a Guaranteed Note due 2051, each holder of a Guaranteed Note due 2027, each holder of a Guaranteed Note due 2029, each holder of a Guaranteed Note due 2032, and each holder of a Guaranteed Note due 2052, the full and prompt payment of the principal of, and premium (if any) and interest on, such Notes (including any Additional Amounts payable in respect thereof) when and to the extent that such amounts shall become due and payable as provided in such Notes.

The principal of, interest on, and all other amounts payable under the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer which initially will be the corporate office of the Trustee, as paying agent, transfer agent and registrar (collectively in such capacities, the “Agents”), located at 388 Greenwich Street, New York, NY 10013. The principal of, premium (if any) and interest on the Notes will be payable in U.S. dollars (or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts) in immediately available funds. Payments of interest, premium (if any) and principal with respect to interests in the Global Notes will be credited to the accounts of the holders of such interests with DTC, Euroclear or Clearstream, as the case may be.

Ranking

The Notes:

•	constitute senior unsecured obligations of the Issuer;

•

at all times rank pari passu and without any preference or priority among themselves and at least equally with all other present and future senior unsecured obligations of the Issuer, except as may be required by mandatory provisions of law;

•	are senior in right of payment to all future subordinated obligations of the Issuer; and

•	are effectively subordinated to secured obligations of the Issuer, to the extent of the assets serving as security therefor.

Further Issues

In accordance with the terms of the Indenture, the Issuer may, from time to time, without the consent of the holders of the Notes, create and issue further securities having the same terms and conditions as each series of the Notes in all respects (or in all respects except for the issue date, the issue price, the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions). Additional Notes issued in this manner will be consolidated and form a single series with the previously outstanding Notes of the relevant series to constitute a single series of Notes. The Issuer may only issue any Additional Notes of each series with the same CUSIP number as the relevant series of Notes issued hereunder if such further issuance would be treated as part of the same “issue” as the relevant series of Notes issued hereunder within the meaning of United States Treasury regulation section 1.1275-1(f) or 1.1275-2(k) or would otherwise be fungible with the relevant series of Notes issued hereunder for United States federal income tax purposes.

The Guarantees

The Guarantor will fully, unconditionally and irrevocably guarantee to each holder of a Guaranteed Note due 2026, each holder of a Guaranteed Note due 2031, each holder of a Guaranteed Note due 2041, each holder of a Guaranteed Note due 2051, each holder of a Guaranteed Note due 2027, each holder of a Guaranteed Note due 2029, each holder of a Guaranteed Note due 2032, and each holder of a Guaranteed Note due 2052, the full and prompt payment of the principal of, and premium (if any) and interest on, such Notes (including any Additional Amounts payable in respect thereof) when and as the same shall become due and payable as provided in such Notes. The Guarantor will (i) agree that its obligations under the Guarantees will be enforceable irrespective of any invalidity, irregularity or unenforceability of the Notes or the Indenture and (ii) waive its right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Guarantees. Moreover, if at any time any amount paid under a Note or the Indenture is rescinded or must otherwise be restored, the rights of the holders of the Notes under the Guarantees will be reinstated with respect to such payments as though such payment had not been made. Each Guarantee constitutes a separate obligation of the Guarantor and will relate solely to the payment of the principal of, and premium (if any) and interest on, the relevant series of Notes (including any Additional Amounts payable in respect thereof).

The Guarantees:

•	constitute senior unsecured obligations of the Guarantor;

•	at all times rank at least equally with all other present and future senior unsecured obligations of the Guarantor, except as may be required by mandatory provisions of law;

•	are senior in right of payment to all future subordinated obligations of the Guarantor; and

•	are effectively subordinated to secured obligations of the Guarantor, to the extent of the assets serving as security therefor.

The Guarantor will be released from and relieved of its obligations under a Guarantee in the event (i) of repayment in full of the relevant series of Notes; or (ii) that there is a Legal Defeasance of the relevant series of Notes, provided that the transaction is otherwise carried out pursuant to and in accordance with all other applicable provisions of the Indenture.

No release of the Guarantor from its obligations under a Guarantee will be effective against the Trustee or the holders of the relevant series of Notes until the Issuer has delivered to the Trustee an Officers’ Certificate and the opinion of Independent Legal Counsel, each stating that all covenants and conditions precedent relating to such release have been complied with and that such release is authorized and permitted by the Indenture.

Tax Redemption

Each series of Notes may be redeemed at any time, at the option of the Issuer, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption (for the avoidance of doubt, along with Additional Amounts, if any, then due and which will become due on the date fixed for redemption), if (i) as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to the Issuer or the Guarantor, the applicable Successor Jurisdiction), or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date (or, in the case of Additional Amounts payable by a successor Person to the Issuer or the Guarantor, the date on which such successor Person became such pursuant to the applicable provisions of the Indenture), the Issuer or the Guarantor or any such successor Person is, or would be, obligated to pay Additional Amounts upon the next payment of principal or interest in respect of such Notes or the next payment under the relevant Guarantee, as applicable, and (ii) such obligation cannot be avoided by the Issuer or the Guarantor or such successor Person, as applicable, taking reasonable measures available to it.

Prior to the giving of any notice of redemption of a series of Notes pursuant to the foregoing, the Issuer or the Guarantor or any such successor Person to the Issuer or the Guarantor, as applicable, shall deliver to the Trustee (i) a notice of such redemption election, (ii) an opinion of an Independent Legal Counsel or an opinion of an Independent Tax Consultant to the effect that the Issuer or the Guarantor or any such successor Person is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an Officers’ Certificate of the Issuer or the Guarantor or such successor Person, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by the Issuer or the Guarantor or the relevant successor Person, as applicable, taking reasonable measures available to it.

Notice of redemption of a series of Notes as provided above shall be given to the holders (with a copy to the Trustee) not less than 10 nor more than 60 days prior to the date fixed for redemption. Notice having been given, the relevant Notes shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in the relevant Notes.

From and after the redemption date, if moneys for the redemption of such Notes shall have been made available as provided in the Indenture for redemption on the redemption date, such Notes shall cease to bear interest, and the only right of the holders of such Notes shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Optional Redemption

The Issuer may, at any time upon giving not less than 10 nor more than 60 days’ notice to holders of a series of Notes (with a copy to the Trustee), redeem such series of Notes, in whole or in part; provided that the principal amount of any Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof. The redemption price for any Notes to be redeemed prior to the Applicable Par Call Date will be equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum, as determined by the Independent Investment Banker based on the Reference Treasury Dealer Quotations, of the present values of the Remaining Scheduled Payments, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 10 basis points, in the case of the Guaranteed Notes due 2026, 15 basis points, in the case of the Guaranteed Notes due 2031, 20 basis points, in the case of the Guaranteed Notes due 2041, 20 basis points, in the case of the Guaranteed Notes due 2051, 15 basis points, in the case of the Guaranteed Notes due 2027, 20 basis points, in the case of the Guaranteed Notes due 2029, 25 basis points, in the case of the Guaranteed Notes due 2032, and 25 basis points, in the case of the Guaranteed Notes due 2052, plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date for such Notes. On or after the Applicable Par Call Date, the redemption price will be equal to 100% of the aggregate principal amount of the Guaranteed Notes due 2026, the Guaranteed Notes due 2031, the Guaranteed Notes due 2041, the Guaranteed Notes due 2051, the Guaranteed Notes due 2027, the Guaranteed Notes due 2029, the Guaranteed Notes due 2032 or the Guaranteed Notes due 2052, as the case may be, to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date for such Notes. Neither the Trustee nor the paying agent shall be responsible for verifying or calculating the redemption price payable to holders.

If only some of the Notes of any series are to be redeemed, the Notes of such series to be redeemed will be selected, while such Notes are in global form, by the applicable clearing system and/or stock exchange requirements, or while such Notes are in certificated form, by the Trustee on a pro rata basis, by lot or by such method as the Trustee in its sole discretion deems fair and appropriate, unless otherwise required by law.

Any notice of redemption of Notes as described in this “—Optional Redemption” section shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as described in clause (ii) of the first paragraph under “—Optional Redemption” above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two New York Business Days prior to the redemption date.

Any notice of redemption of Notes as described in this “—Optional Redemption” section may, at the Issuer’s discretion, be given subject to one or more conditions precedent, including, but not limited to, the completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Issuer or another entity). If such redemption is so subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the New York Business Day immediately preceding the relevant redemption date. The Issuer shall notify holders and the Trustee of any such rescission as soon as reasonably practicable after it determines that such conditions precedent will not be able to be satisfied or the Issuer shall not be able or willing to waive such conditions precedent. Once the notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as described in this “—Optional Redemption” section.

Payment of Additional Amounts

All payments of principal, premium and interest made by the Issuer in respect of the Notes of any series or the Guarantor in respect of the Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature (including penalties, interest and any other additions thereto) (“Taxes”) imposed or levied by or on behalf of the R.O.C., the U.S., or any political subdivision thereof or any authority therein having power to tax (a “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law or by regulation. If the Issuer or the Guarantor (or their paying agents) is required to make such withholding or deduction, the Issuer or the Guarantor, as applicable, will withhold such Taxes and pay them to the relevant government authority, and the Issuer or the Guarantor, as applicable, will pay such additional amounts in respect of Taxes as will result (i) with respect to the Issuer, in the receipt by the holders or beneficial owners of the Notes of such series of such amounts as would have been received by such holders or beneficial owners had no such withholding or deduction of such Taxes been required or (ii) with respect to the Guarantor, in the receipt by the holders or beneficial owners of the Notes of such series of such amounts as would have been received by such holders or beneficial owners in respect of payments under the related Guarantee had no such withholding or deduction of such Taxes been required (such additional amounts payable by the Issuer or the Guarantor, the “Additional Amounts”), except that no such Additional Amounts shall be payable:

(i) in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a Note and any Relevant Jurisdiction other than merely holding such Notes or receiving principal or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having currently or having had a permanent establishment therein);

(ii) to the extent that any Taxes with respect to a Note would not have been so imposed or levied but for the fact that, where presentation is required in order to receive payment, the applicable Notes or Guarantees were presented more than 30 days after the date on which such payment became due and payable or the date on which payment thereof provided for and notice thereof given to the holders of the applicable Notes, whichever is later, except to the extent that the holder or beneficiary thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period;

(iii) in respect of any failure of the holder or beneficial owner of a Note or a Guarantee to comply with a timely request of the Issuer or the Guarantor, as applicable, addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws, statutes, treaties, regulations or administrative practices of any Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner;

(iv) in respect of any Taxes imposed as a result of any Notes or Guarantees being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless any such Notes or such Guarantees, as applicable, could not have been presented for payment elsewhere;

(v) in respect of any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(vi) to any holder of a Note or beneficiary of a Guarantee that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii) in respect of any Taxes imposed as a result of the holder or beneficial owner of a Note or Guarantee being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(viii) in respect of any Taxes imposed as a result of the holder or beneficial owner of a Note or Guarantee being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the Internal Revenue Code of 1986 (the “Code”), or any successor provision, of the Issuer;

(ix) in respect of any Taxes imposed as a result of the holder or beneficial owner of a Note being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(x) in respect of any Taxes imposed by reason of the failure of the holder or beneficial owner of a Note, including any intermediary that holds a Note, to fulfill the statement requirements of section 871(h) or section 881(c) of the Code or any successor provision;

(xi) in respect of any Taxes imposed pursuant to section 871(h)(6) or section 881(c)(6) of the Code (or any successor provisions);

(xii) in respect of any Taxes that are payable otherwise than by deduction or withholding from payments on or in respect of any Notes or Guarantees; or

(xiii) in the case of any combination of the above listed items.

In addition, any amounts to be paid on the applicable Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

In the event that any withholding or deduction for or on account of any Taxes is required in respect of any payment of principal of or interest on the Notes of any series or any payment under the related Guarantee, at least five New York Business Days prior to the date of such payment, the Issuer or the Guarantor, as applicable, will furnish to the Trustee and the paying agent, if other than the Trustee, an Officers’ Certificate specifying the amount required to be withheld or deducted on such payment, certifying that the Issuer or the Guarantor, as applicable, shall pay such amounts required to be withheld to the appropriate governmental authority and certifying the fact that the Additional Amounts will be payable and the amounts so payable to each holder (unless such Additional Amounts are not required to be paid pursuant to the exceptions described above), and that the Issuer or the Guarantor, as applicable, will pay to the Trustee or such paying agent the Additional Amounts required to be paid; provided that no such Officers’ Certificate will be required prior to any date of payment of principal of or interest on any such Notes or any such Guarantees, as applicable, if there has been no change with respect to the matters set forth in a prior Officers’ Certificate. The Trustee and each paying agent may rely on the fact that any Officers’ Certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. The Issuer and the Guarantor covenant to indemnify the Trustee and any paying agent for and to hold them harmless against any loss, liability or expense reasonably incurred without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such Officers’ Certificate furnished pursuant to this paragraph or on the fact that any Officers’ Certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of amounts based upon the principal amount of any applicable Notes or of principal, premium or interest in respect of any applicable Notes, such mention shall be deemed to include the payment of Additional Amounts provided for in the Indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

The foregoing provisions apply in the same manner with respect to the jurisdiction in which any successor Person to the Issuer or the Guarantor is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the applicable Relevant Jurisdiction.

The Issuer’s and the Guarantor’s respective obligations to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.

Certain Covenants

The Indenture sets forth limited covenants that apply to each series of Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by the Issuer, the Guarantor or any Subsidiary of the Guarantor;

•	limit the ability of the Issuer, the Guarantor or any Subsidiary of the Guarantor to issue, assume or guarantee indebtedness secured by liens; or

•	limit the Issuer, the Guarantor or any Subsidiary of the Guarantor from paying dividends or making distributions on such Person’s Capital Stock or purchasing or redeeming such Person’s Capital Stock.

Consolidation, Merger and Sale of Assets

Prior to the satisfaction and discharge of the Indenture, the Guarantor and the Issuer may not consolidate with or merge into any other Person in a transaction or, directly or indirectly, convey, transfer or lease all or substantially all of its properties and assets to any Person, unless either:

(i) in the case of a consolidation or merger, the Guarantor or the Issuer is the continuing and surviving Person and no Default or Event of Default shall have occurred and be continuing; or

(ii)(a) the Person formed by such consolidation or into which the Issuer or the Guarantor is merged or to whom the Issuer or the Guarantor has conveyed, transferred or leased all or substantially all of its properties and assets expressly assumes by an indenture supplemental to the Indenture all the obligations of the Issuer or the Guarantor, as applicable, under the Indenture and the applicable Notes and Guarantee, including the obligation to pay Additional Amounts, with any jurisdiction in which the Person is organized or resident for tax purposes also being considered a “Relevant Jurisdiction” for purposes of the Additional Amounts provision;

(b) immediately before and after giving effect to the transaction, no Default or Event of Default under the applicable series of Notes shall have occurred and be continuing; and

(c) the Issuer or the Guarantor, as applicable, has delivered to the Trustee an Officers’ Certificate and an opinion of Independent Legal Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

An assumption of the Issuer’s obligations under a series of Notes by any Person might be deemed for U.S. federal income tax purposes to be an exchange of such Notes for new Notes by the beneficial owners thereof, resulting in the recognition of gain or loss for such purposes and possibly certain other adverse tax consequences. Investors should consult their tax advisors regarding the tax consequences of such an assumption.

Open Market Purchases

The Issuer or the Guarantor or any of the Guarantor’s Subsidiaries may, in accordance with all applicable laws and regulations, at any time purchase the Notes in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the Indenture. The Notes so purchased, while held by or on behalf of the Issuer or the Guarantor or any of the Guarantor’s Subsidiaries, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The Indenture contains provisions permitting the Issuer, the Guarantor and the Trustee, without the consent of the holders of a series of Notes, to execute supplemental indentures for certain enumerated purposes in the Indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the relevant series of Notes then outstanding under the Indenture, to add, change, eliminate or modify in any way the provisions of the Indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of Notes of such series. The Issuer, the Guarantor and the Trustee may not, however, without the consent of each holder of the Notes of the series affected thereby:

(i) change the Stated Maturity of such series of Notes;

(ii) reduce the principal amount of, payments of interest on or stated time for payment of interest on any Notes of such series;

(iii) change any obligation of the Issuer or the Guarantor to pay Additional Amounts with respect to such series of Notes or the related Guarantee, respectively;

(iv) change any obligation of the Guarantor to make payments under the Guarantee with respect to such series of Notes;

(v) change the currency of payment of the principal of or interest on such series of Notes;

(vi) impair the right to receive payment of the principal of or interest on (including Additional Amounts) such series of Notes on the stated maturity date for such payment expressed in such series of Notes or to institute suit for the enforcement of such payment;

(vii) reduce the above stated percentage of outstanding Notes of such series necessary to modify or amend the Indenture;

(viii) reduce the percentage of the aggregate principal amount of outstanding Notes of such series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain Defaults;

(ix) modify the provisions of the Indenture with respect to modification and waiver; or

(x) reduce the amount of the premium payable upon the redemption or repurchase of any Notes of such series or change the time at which any Notes of such series may be redeemed or repurchased as described above under “—Optional Redemption” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

The holders of not less than a majority in principal amount of a series of Notes may on behalf of all holders of that series of Notes waive any existing or past Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default (i) in the payment of principal of, or interest on (or Additional Amounts payable in respect of), the relevant Notes then outstanding or the payment of any amounts due under the relevant Guarantee, in which event the consent of all holders of that series of Notes is required; or (ii) in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of each holder of that series of Notes then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of the relevant series of Notes, whether or not they have given consent to such waivers, and on all future holders of such series of Notes, whether or not notation of such waivers is made upon the relevant Notes. Any instrument given by or on behalf of any holder of any Notes in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of any such Notes.

Notwithstanding the foregoing, without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture, the Notes of each series and the Guarantees to, among other things:

(i) cure any ambiguity, omission, defect or inconsistency; provided, however, that such amendment does not materially and adversely affect the rights of holders of the relevant series of Notes;

(ii) provide for the assumption by a successor Person of the obligations of the Issuer or the Guarantee under the Indenture and a series of Notes in accordance with “—Consolidation, Merger and Sale of Assets”;

(iii) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(iv) comply with the rules of any applicable depositary;

(v) make any change that does not adversely affect the legal rights under the Indenture of any holder in any material respect;

(vi) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(vii) conform the text of the Indenture, the Notes or the Guarantees to any provision under “Description of the Notes and the Guarantees” in the prospectus supplement relating to the Notes;

(viii) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes or the Guarantees as permitted by the Indenture, including, but not limited to, amendments made to facilitate the issuance and administration of the Notes or the Guarantees or, if incurred in compliance with the Indenture, Additional Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in the Notes or the Guarantees being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer the Notes and the Guarantees as described in the prospectus supplement relating to the notes;

(ix) to provide for the issuance of Additional Notes of each series in accordance with the limitations set forth in the Indenture;

(x) to evidence the succession of another Person to the Issuer or the Guarantor, and the assumption by any such successor of the covenants of the Issuer or the Guarantor, respectively;

(xi) to establish the form or terms of a new series of notes;

(xii) to reduce or otherwise limit the aggregate principal amount of notes that may be authenticated and delivered under the Indenture;

(xiii) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes, provided that any such action shall not adversely affect the interests of the holders of any Notes then outstanding;

(xiv) to amend or supplement any provision contained herein or in any supplemental indenture, provided that no such amendment or supplement shall adversely affect the interests of the holders of any Notes then outstanding; and

(xv) to comply with the requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to give to the holders of the affected Notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Events of Default

For each series of Notes, each of the following shall constitute an Event of Default under the Indenture for such series of Notes:

(i) failure to pay principal or premium in respect of any Notes of such series by the due date for such payment, but in the case of technical or administrative difficulties, only if the default continues for a period of two days;

(ii) failure to pay interest on any Notes of such series within 30 days after the due date for such payment;

(iii) the Issuer or the Guarantor defaults in the performance of or breaches its obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv) the Issuer or the Guarantor defaults in the performance of or breaches any covenant or agreement in the Indenture or under such series of Notes (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 90 consecutive days after written notice to the Issuer and the Guarantor, as applicable, by the Trustee or the holders of 25% or more in aggregate principal amount of such series of Notes then outstanding;

(v) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (b) a decree or order adjudging the Issuer or the Guarantor bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Issuer or the Guarantor under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Issuer or the Guarantor or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(vi) the commencement by the Issuer or the Guarantor of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief with respect to the Issuer or the Guarantor under any applicable bankruptcy, insolvency or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Issuer or the Guarantor or of any substantial part of their respective property pursuant to any such law, or the making by the Issuer or the Guarantor of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by the Issuer or the Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or the Guarantor that resolves to commence any such action; and

(vii) the relevant series of Notes, the relevant Guarantee or the Indenture is or becomes or is claimed to be unenforceable, invalid, ceases to be in full force and effect by the Issuer or the Guarantor, as applicable, or is deemed to contravene, breach or violate the laws of any relevant jurisdiction.

However, a default under subparagraph (iv) above will not constitute an Event of Default until the Trustee or the holders of 25% in aggregate principal amount of the then outstanding Notes of the relevant series notify the Issuer and the Guarantor of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in subparagraph (iv) above after receipt of such notice.

If an Event of Default (other than an Event of Default described in subparagraphs (v) and (vi) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the relevant series of Notes then outstanding by written notice to the Issuer and the Guarantor (and to the Trustee if such notice is given by the holders) as provided in the Indenture may, or the Trustee acting on the directions of the holders of at least 25% in aggregate principal amount of the relevant series of Notes then outstanding (subject to receipt of indemnity and/or security satisfactory to the Trustee) shall, declare the unpaid principal amount of the Notes of such series and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in subparagraphs (v) or (vi) above shall occur, the unpaid principal amount of all the Notes of such series then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the Trustee or any holder of such Notes, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the affected Notes then outstanding may, under certain circumstances, waive all past Defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default in respect of such series of Notes, other than the non-payment of principal, premium, if any, or interest on such Notes that became due solely because of the acceleration of such Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default of a series of Notes shall occur and be continuing, the Trustee will be under no obligation to exercise any of the trusts or powers vested in it by the Indenture at the written request, order or direction of any of the holders of such Notes, unless such number of holders shall have instructed in writing and offered to the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring security and/or indemnification of the Trustee, the holders of a majority in aggregate principal amount of such Notes then outstanding will have the right to direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No holder of any Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, the Notes or the Guarantee, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default, (ii) the holders of at least 25% in aggregate principal amount of such series of Notes then outstanding have made written request to the Trustee to institute such proceeding, (iii) such holder or holders have instructed in writing and offered indemnity and/or security satisfactory to the Trustee and (iv) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of such series of Notes then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a Note for the enforcement of the right to receive payment of the principal of or interest on any such Notes on or after the applicable due date specified in any such Notes. The Trustee shall not be required to expend its funds in following such direction if it does not reasonably believe that reimbursement or indemnity and/or security is assured to it.

If the Trustee collects any money pursuant to the Indenture, it shall pay out the money in the following order:

First, to the Trustee and the Agents to the extent necessary to reimburse the Trustee and the Agents for any expenses incurred in connection with the collection or distribution of such amounts held or realized and any fees and expenses (including indemnity payments) incurred in connection with carrying out its functions under the Indenture (including reasonable legal fees);

Second, to the payment of the amounts then due and unpaid for principal of and premium, if any, and interest on the Notes of the relevant series in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of such series for principal and premium, if any, and interest, respectively; and

Third, any surplus remaining after such payments will be paid to the Issuer or to whomever may be lawfully entitled thereto.

The Trustee

Pursuant to the Indenture, Citibank, N.A. is designated as the initial Trustee and initial paying and transfer agent and registrar for the Notes. The corporate trust office of the Trustee is currently located at 388 Greenwich Street, New York, NY 10013.

The Indenture provides that the Trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth in such Indenture, and no implied covenant or obligation shall be read into the Indenture against the Trustee. If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Furthermore, each Holder, by accepting the Notes will agree, for the benefit of the Trustee, that it is solely responsible for its own independent appraisal of, and investigation into, all risks arising under or in connection with the Notes and has not relied on and will not at any time rely on the Trustee in respect of such risks.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect when:

(i) either:

(a) all of the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all of the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or the Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge all amounts outstanding on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default under the Indenture has occurred and is continuing with respect to the Notes on the date of the deposit referred to in clause (i)(a) or (i)(b) above (other than a Default or Event of Default resulting from or related to the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which it is bound;

(iii) the Issuer has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes; and

(iv) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of Independent Legal Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Legal Defeasance and Covenant Defeasance

The Indenture provides that the Issuer may, at its option and at any time, elect to have all of its (and the Guarantor’s) obligations discharged with respect to the outstanding Notes of a series and the related Guarantees (“Legal Defeasance”) except for:

(i) the rights of holders of the Notes of the relevant series that are then outstanding to receive payments in respect of the principal of, or interest or premium on the Notes of the relevant series when such payments are due from the trust referred to below;

(ii) the Issuer’s obligations with respect to the Notes of the relevant series concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee for the relevant series of Notes, and the Issuer’s obligations in connection therewith; and

(iv) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the Indenture for the relevant series of Notes.

The Indenture provides that the Issuer may, at its option and at any time, elect to have its (and the Guarantor’s) obligations with respect to the outstanding Notes of the relevant series and the related Guarantee released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default in respect of such series of Notes.

The Indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of all the Notes subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on such Notes as are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of Independent Legal Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of Independent Legal Counsel will confirm that, the holders of the then outstanding Notes of the affected series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of Independent Legal Counsel reasonably acceptable to the Trustee confirming that the holders of the then outstanding Notes of the affected series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default with respect to the Notes of the affected series must have occurred and be continuing on the date of the deposit referred to in clause (i) above (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit referred to in clause (i) above was not made by it with the intent of preferring the holders of Notes of the affected series over the Issuer’s other creditors with the intent of defeating, hindering, delaying or defrauding its creditors or others; and

(vi) the Issuer must deliver to the Trustee an Officers’ Certificate and an opinion of Independent Legal Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or the Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Currency Indemnity

To the fullest extent permitted by law, the obligations of the Issuer or the Guarantor to any holder of the Notes under the Indenture or the Notes or the Guarantees, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the Trustee, as the case may be, of any amount in the Judgment Currency, the Agreement Currency may in accordance with normal banking procedures be purchased with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the Trustee, as the case may be, in the Agreement Currency, the Issuer and the Guarantor agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the Trustee, as the case may be, agrees to pay to or for the account of the Issuer or the Guarantor such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by the Issuer or the Guarantor in its obligations under the Indenture or the relevant series of Notes or the related Guarantee has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

All notices or demands required or permitted by the terms of the Notes or the Indenture to be given by the holders of the Notes are required to be in writing and may be given or served by being sent by prepaid courier or first-class mail, if intended for the Issuer or the Guarantor, addressed to the Issuer or the Guarantor, as applicable, if intended for the Trustee, at the corporate trust office of the Trustee.

Any notices required to be given to the holders of the Notes will be given to DTC, as the registered holder of the Global Notes. In the event that the Global Notes are exchanged for individual Notes in certificated form, notices to holders of the Notes will be sent by prepaid courier or first-class mail addressed to such holder at such holder’s last address as it appears in the Register.

Governing Law and Consent to Jurisdiction

The Notes, the Guarantees and the Indenture are governed by and will be construed in accordance with the laws of the State of New York. The Issuer and the Guarantor have agreed that any action arising out of or based upon the Indenture, the Notes or the Guarantees may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, the City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. Prior to the delivery of the Notes, the Issuer and the Guarantor have irrevocably appointed TSMC North America as their agent upon which process may be served in any such action.

Each of the Issuer and the Guarantor has agreed that, to the extent that it is or becomes entitled to any sovereign or other immunity, it will waive such immunity in respect of its obligations under the Indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the Indenture.

“Applicable Par Call Date” means with respect to the (i) Guaranteed Notes due 2026, September 25, 2026, (ii) Guaranteed Notes due 2031, July 25, 2031, (iii) Guaranteed Notes due 2041, April 25, 2041, (iv) Guaranteed Notes due 2051, April 25, 2051, (v) Guaranteed Notes due 2027, March 22, 2027, (vi) Guaranteed Notes due 2029, February 22, 2029, (vii) Guaranteed Notes due 2032, January 22, 2032, and (viii) Guaranteed Notes due 2052, October 22, 2051.

“Authorized Officer” means a director, the chairman of the board, the chief executive officer, the chief financial officer or treasurer of the Issuer or any other person duly authorized by the board of directors of the Issuer to act in respect of matters relating to the Indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in the State of New York and Hong Kong are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity, prior to conversion or exchange.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the Remaining Term of the applicable Notes to be redeemed as described under “—Optional Redemption” section that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date as described under “—Optional Redemption” section, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Issuer obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“CUSIP” means the identification number provided by Committee on Uniform Securities Identification Procedures.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“DTC” means the Depository Trust Company, a subsidiary of the Depository Trust & Clearing Corporation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Global Notes” means, collectively, each series of Notes issued in definitive, fully registered global form.

“holder” and “Noteholder” in relation to a Note, means the Person in whose name a Note is registered in the Register.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer from time to time to act in such capacity.

“Independent Legal Counsel” means an independent legal firm of internationally recognized standing that is reasonably acceptable to the Trustee.

“Independent Tax Consultant” means an independent accounting firm or consultant of internationally recognized standing that is reasonably acceptable to the Trustee, provided that the Trustee shall have no liability for the selection or approval of such agent.

“Issue Date” means with respect to the (i) Guaranteed Notes due 2026, Guaranteed Notes due 2031, Guaranteed Notes due 2041 and Guaranteed Notes due 2051, October 25, 2021, and (ii) Guaranteed Notes due 2027, Guaranteed Notes due 2029, Guaranteed Notes due 2032 and Guaranteed Notes due 2052, April 22, 2022.

“New York Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in the State of New York are authorized or obligated by law, regulation or executive order to remain closed.

“Officer” means a director or the chairman of the board, the chief executive officer, the vice chairman, the chief financial officer, any vice president (whether or not designated by a number or numbers or word or words added before or after the title “vice president”), the treasurer or the secretary of the Guarantor or any other officer duly authorized by the board of directors of the Guarantor to act in respect of matters relating to the Indenture or, in the case of the Issuer, any Authorized Officer, or in the case of any successor Person to the Issuer or the Guarantor, a director of such successor Person.

“Officers’ Certificate” means a certificate signed by two Officers of each of the Issuer or the Guarantor or any successor Person to the Issuer or the Guarantor, as applicable, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer or Guarantor.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States of America.

“Reference Treasury Dealer” means (1) Goldman Sachs & Co. LLC and its successors; provided, however, that if Goldman Sachs & Co. LLC and its successors cease to be a Primary Treasury Dealer, the Issuer will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Issuer, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third New York Business Day preceding such redemption date.

“Register” means the register of Noteholders maintained by the registrar for the Notes.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming such Note matured on the Applicable Par Call Date); provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Remaining Term” means, with respect to any Note to be redeemed as described under the “—Optional Redemption” section, the period from the relevant redemption date to the Applicable Par Call Date.

“R.O.C.” means the Republic of China.

“SEC” means the U.S. Securities and Exchange Commission.

“Stated Maturity” means October 25, 2026, in the case of the Guaranteed Notes due 2026, October 25, 2031, in the case of the Guaranteed Notes due 2031, October 25, 2041, in the case of the Guaranteed Notes due 2041, October 25, 2051, in the case of the Guaranteed Notes due 2051, April 22, 2027, in the case of the Guaranteed Notes due 2027, April 22, 2029, in the case of the Guaranteed Notes due 2029, April 22, 2032, in the case of the Guaranteed Notes due 2032, and April 22, 2052, in the case of the Guaranteed Notes due 2052.

“Subsidiary” of any Person means (i) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (i) and (ii), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Guarantor.

“Treasury Rate” means, with respect to any redemption date as described under the “—Optional Redemption” section, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third New York Business Day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Issuer will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Trustee” means Citibank, N.A., in its capacity as trustee under the Indenture, who will act as the trustee under the Indenture for the Notes.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.